Exhibit 99.1

Level 3 Issues Statement Concerning Leadership Transition Planning

BROOMFIELD, Colo., Mar. 7, 2013 — Level 3 Communications, Inc. (NYSE: LVLT) today issued a statement concerning leadership transition planning for the company.

The company announced that its chief executive officer, James Q. Crowe, has informed the Board of Directors of his intention to transition out of his position as CEO by the end of 2013. Consequently, the Board has formed a Transition Planning Committee to assist it with the process of identifying and selecting a new chief executive officer, and with the planning for the leadership transition. The timing of the transition is subject to change at the Board’s discretion in consultation with Mr. Crowe.

“It has been a privilege to lead Level 3’s incredibly talented people through times of great challenge and great opportunity,” said Crowe. “I am extraordinarily proud of what we have accomplished together. For some time, the Board and I have been considering CEO succession. Given the company’s financial and operational strength, we have concluded that it is an appropriate time to begin the transition to new leadership with new perspectives. With our unique global network, the industry’s most comprehensive portfolio of advanced IP/optical services and an increasingly strong financial position, Level 3 is extraordinarily well positioned to benefit from the worldwide explosion of voice, data and video carried over the Internet. For my part, I stand ready to assist the Board in assuring that the transition is successful and will offer my full support to my successor.”

“The Board of Directors is committed to ensuring that, through this process, we select the right CEO to follow Jim and to ensure that we capitalize on the extraordinary opportunities ahead,” said Walter Scott, Jr., chairman of the Board of Level 3. “On behalf of the entire Level 3 organization, I want to thank Jim for his visionary leadership, for his dedication and for all that he has done to build Level from the ground up. It is no exaggeration to say that, without Jim, there would be no Level 3.”

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 450 markets in 45 countries over a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://lvlt.client.shareholder.com/.  Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s web sites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the Global Crossing acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; manage the future expansion or adaptation of its network to remain competitive; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Josh Howell	Mark Stoutenberg
+1 720-888-3912	+1 720-888-2518
Josh.Howell@Level3.com	Mark.Stoutenberg@Level3.com